PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2015)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205235

STEVIA FIRST CORP.

PROSPECTUS

5,000,002 Shares of Common Stock

Series A Warrants to Purchase up to 5,000,002 Shares of Common Stock

Series B Warrants to Purchase up to 5,000,002 Shares of Common Stock

Series C Warrants to Purchase up to 2,500,001 Shares of Common Stock

Placement Agent Warrant to Purchase up to 400,000 Shares of Common Stock

12,900,005 Shares of Common Stock Underlying the Warrants

This Prospectus Supplement No. 3 supplements our prospectus dated July 29, 2015 (which was contained in our Registration Statement on Form S-1 (File No. 333-205235)) (the “Prospectus”) with the following attached documents:

A.          Quarterly Report on Form 10-Q dated February 16, 2016

The attached information amends and supplements certain information contained in the Prospectus. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

Our common stock is traded on the OTC Markets Group Inc.’s OTCQB tier under the symbol “STVF”. On February 16, 2016 the closing price of our common stock was $0.05 per share. There is no established public trading market for the warrants being offered pursuant to the Prospectus, as supplemented, and we do not intend to apply for listing of the warrants on any securities exchange and do not expect that the warrants will be quoted on the OTCQB or any other over the counter market.

Investing in our common stock involves a high degree of risk.  You should carefully consider the risk factors for our common stock, which are described in the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is February 17, 2016

INDEX TO FILINGS

Annex

Quarterly Report on Form 10-Q dated February 16, 2016	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2015

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number: 000-53832

STEVIA FIRST CORP.

(Exact name of registrant as specified in its charter)

Nevada	75-3268988
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization )

5225 Carlson Rd.
Yuba City, CA	95993
(Address of principal executive offices)	(Zip Code)

(530) 231-7800
Registrant’s telephone number, including area code

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of February 12, 2016, there were 79,117,094 shares of the registrant’s common stock outstanding.

STEVIA FIRST CORP.

Quarterly Report on Form 10-Q

For the Quarterly Period Ended

December  31, 2015

INDEX

PART I - FINANCIAL INFORMATION	1

Item 1. Financial Statements (unaudited)	1
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	14
Item 3. Quantitative and Qualitative Disclosures About Market Risk	21
Item 4. Controls and Procedures	21

PART II - OTHER INFORMATION	22

Item 1. Legal Proceedings	22
Item 1A. Risk Factors	23
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	22
Item 6. Exhibits	24

SIGNATURES	25

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

STEVIA FIRST CORP.

CONDENSED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED DECEMBER  31, 2015 AND 2014

(Unaudited)

CONDENSED UNAUDITED BALANCE SHEETS	2

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS	3

CONDENSED UNAUDITED STATEMENTS OF STOCKHOLDERS’ DEFICIT	4

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS	5

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS	6

STEVIA FIRST CORP

CONDENSED BALANCE SHEETS

	December 31, 2015	March 31, 2015
	(unaudited)
Assets
Current Assets
Cash	$208,078	$389,730
Accounts receivable, net	76,790	61,595
Inventory	7,866	8,478
Deposit	2,500	2,500

Total Assets	$295,234	$462,303

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued liabilities	$161,425	$134,007
Accounts payable - related party	-	1,000
Derivative liability	217,695	1,406,596

Total liabilities	379,120	1,541,603

Stockholders' Deficit
Common stock, par value $0.001 per share;
525,000,000 shares authorized; 79,117,074 and 72,968,915 shares issued and outstanding, respectively	79,117	72,969
Additional paid-in-capital	11,575,947	11,222,965
Accumulated deficit	(11,738,950)	(12,375,234)
Total stockholders’ deficit	(83,886)	(1,079,300)
Total liabilities and stockholders’ deficit	$295,234	$462,303

The accompanying notes are an integral part of these condensed financial statements.

STEVIA FIRST CORP

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014

Revenue	$80,818	$59,641	$194,430	$187,777
Cost of goods sold	30,671	20,234	95,903	54,215
Gross profit	50,147	39,407	98,527	133,562

Operating expenses:
General and administrative	535,389	655,950	1,833,930	2,155,676
Rent and other related party costs	7,900	9,900	23,700	40,117
Research and development	161,144	365,850	487,802	819,493
Total operating expenses	704,433	1,031,700	2,345,432	3,015,286

Loss from operations	(654,286)	(992,293)	(2,246,905)	(2,881,724)

Other income (expense)
Change in fair value of derivative liability	570,797	(149,686)	2,883,552	642,678
Cost to induce exercise of warrants	-	-	-	(961,767)
Interest expense	(147)	(102)	(363)	(4,814)
Total other income (expense), net	570,650	(149,788)	2,883,189	(323,903)
Net income (loss)	$(83,636)	$(1,142,081)	$636,284	$(3,205,627)

Net income (loss) per common share
Basic	$-	$(0.02)	$0.01	$(0.05)
Diluted	$-	$(0.02)	$0.01	$(0.05)
Weighted average number of common shares outstanding
Basic	76,604,432	72,573,650	75,419,835	69,408,309
Diluted	76,604,432	72,573,650	75,419,835	69,408,309

The accompanying notes are an integral part of these condensed financial statements.

STEVIA FIRST CORP

CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

	Common Stock
Description	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Total

Balance- March 31, 2015	72,968,915	$72,969	$11,222,965	$(12,375,234)	$(1,079,300)
Issuance of common stock and warrants, net of derivative liability	5,000,002	5,000	(408,077)		(403,077)
Fair value of vested common stock issued to employees and director			152,701	-	152,701
Fair value of common stock issued for services	1,148,157	1,148	274,852	-	276,000
Fair value of vested stock options	-	-	186,447	-	186,447
Fair value of vested warrants			147,059		147,059
Net income	-	-	-	636,284	636,284

Balance- December 31, 2015 (unaudited)	79,117,074	$79,117	$11,575,947	$(11,738,950)	$(83,886)

The accompanying notes are an integral part of these condensed financial statements.

STEVIA FIRST CORP

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended December 31,
	2015	2014

Operating activities
Net income (loss)	$636,284	$(3,205,627)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Fair value of vested stock options	186,447	177,271
Fair value of vested common stock issued to employees and director	152,701	222,603
Change in fair value of derivative liability	(2,883,552)	(642,678)
Fair value of common stock issued for services	276,000	324,100
Fair value of vested warrants	147,059	355,742
Cost to induce exercise of warrants	-	961,767
Changes in operating assets and liabilities:
Accounts receivable	(15,195)	(228)
Inventory	612	(34,770)
Prepaid expenses	-	1,173
Advance payment on related party lease	-	10,413
Accounts payable and accrued liabilities	27,418	7,414
Accounts payable - related party	(1,000)	(15,100)
Net cash used in operating activities	(1,473,226)	(1,837,920)

Investing activities
Acquisition of cash upon acquisition	-	10,505
Net cash provided by investing activities	-	10,505

Financing activities
Proceeds from exercise of warrants	-	1,470,489
Proceeds from exercise of options	-	5,000
Proceeds from sale of common stock, net	1,291,574	-
Net cash provided by financing activities	1,291,574	1,475,489

Net decrease in cash	(181,652)	(351,926)

Cash and cash equivalent - beginning of period	389,730	1,403,403
Cash and cash equivalent - end of period	$208,078	$1,051,477

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$363	$4,814
Income taxes	$-	$-

Non-cash activities:
Fair value of warrants issued with common stock recorded as derivative liability	$1,694,651	$-
Issuance of unvested common stock to employee	$-	$39,495
Extinguishment of derivative liability	$-	$269,368

The accompanying notes are an integral part of these condensed financial statements.

STEVIA FIRST CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED DECEMBER  31, 2015

(Unaudited)

1. BUSINESS AND BASIS OF OPERATIONS

Stevia First Corp. (the “Company”, “we”, “us” or “our”) was incorporated under the laws of the State of Nevada on June 29, 2007. In February 2012, we substantially changed our management team, added other key personnel, and began leasing laboratory and office space and land in California and since then we have been pursuing our new business as an agricultural biotechnology company engaged primarily in developing novel methods and technologies for industrial production of stevia, using such methods and technologies to develop, obtain approval for and commercialize one or more stevia extract products, and exploring and commercializing additional research applications for such methods and technologies.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses and utilized cash in operations since inception resulting in stockholders’ deficit of $83,886 as of December  31, 2015, and further losses are anticipated in the development of its business. These factors raise substantial doubt about the Company's ability to continue as a going concern. As a result, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2015 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital soon to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that we will have sufficient funds to operate the business for the 3 months after December  31, 2015. We will require immediate additional financing to fund our planned long-term operations, including our commitment under our distribution and license agreements with Qualipride International (“Qualipride”) (See Note 8). Accordingly, if we do not receive an additional financing soon, we will have to discontinue key operations in the near future

We do not have any firm commitments for future capital.  Significant additional financing will be required to fund our planned principal operations in the near term and in future periods, including research and development activities relating to stevia extract production, developing and seeking regulatory approval for any of our stevia product candidates, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, sufficient or consistent revenue to fund our business from our operations, and will need to obtain significant funding from external sources. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all.  If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations.  If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Basis of Presentation of Unaudited Condensed Financial Information

The unaudited condensed financial statements of the Company for the three and nine months ended December  31, 2015 and 2014 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, applied on a consistent basis, and pursuant to the requirements for reporting on Form 10-Q and the requirements of Regulation S-K and Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”) .  Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete audited financial statements.  However, the information included in these financial statements reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year or any future annual or interim period.  The balance sheet information as of March 31, 2015 was derived from the audited financial statements as of and for the year ended March 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2015. These financial statements should be read in conjunction with that report.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, the fair value of equity instruments issued for services, and assumptions used in the valuation of our outstanding derivative liabilities.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision reducing the carrying value of receivables. At December 31, 2015, and March 31, 2015, the allowance for doubtful accounts and returns and discounts was approximately $17,500 and $2,900, respectively.

Financial Assets and Liabilities Measured at Fair Value

The Company accounts for the fair value of financial instruments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements”. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Authoritative guidance provided by the FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.
Level 3	Unobservable inputs based on the Company’s assumptions.

The following table presents certain liabilities of the Company that are required to be measured and recorded at fair value on the Company’s balance sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2015 and March 31, 2015:

December 31, 2015

	Level 1	Level 2	Level 3	Total
Fair value of Derivative Liability	$-	$217,695	$-	$217,695

March 31, 2015

	Level 1	Level 2	Level 3	Total
Fair value of Derivative Liability	$-	$1,406,596	$-	$1,406,596

The carrying value of cash, accounts receivable and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the December 31, 2015 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB ASC, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Basic and Diluted Loss Per Share

The Company’s computation of earnings (loss) per share (EPS) includes basic and diluted EPS. Basic EPS is calculated by dividing the Company’s net income (loss) available to common stockholders by the weighted average number of common shares during the period. Shares of restricted stock subject to vesting are included in basic weighted average common shares outstanding from the time they vest. Diluted EPS reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income (loss) of the Company. In computing diluted EPS, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period.

As of December 31, 2015 potentially dilutive securities include options to acquire 8,991,667 shares of common stock and warrants to acquire 25,027,134 shares of common stock. At December 31, 2014 potentially dilutive securities include options to acquire 6,025,000 shares of common stock and warrants to acquire 12,127,129 shares of common stock.  The basic and fully diluted shares for the three and nine months ended December 31, 2015 and December 31, 2014 are the same because (i) for the three months ended December 31, 2014 and 2015 and for the nine months ended December 31, 2014, the inclusion of the potential shares would have had an anti-dilutive effect and (ii) for the nine months ended December 31, 2015, there were no instruments that would result in issuance of additional shares using the treasury stock method.

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company's treatments and product candidates. Research and development costs are expensed as incurred over the life of the underlying contracts on the straight-line basis, unless the achievement of milestones, the completion of contracted work, or other information indicates that a different expensing schedule is more appropriate. The Company reviews the status of its research and development contracts on a quarterly basis..

Recent Accounting Pronouncements

In November 2014, the FASB issued Accounting Standards Update No. 2014-16 (ASU 2014-16), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in this ASU do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  The ASU applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2014-16 on the Company's results of operations or financial condition.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (“ASU 2014-15”),  Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern , which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2014-15 on the Company's results of operations or financial condition.

In May 2014, FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principles-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on the Company’s ongoing financial reporting.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

3. DERIVATIVE LIABILITY

In June 2008, the FASB issued authoritative guidance on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock.  Under the authoritative guidance, effective January 1, 2009, instruments which do not have fixed settlement provisions are deemed to be derivative instruments.  The warrants issued to purchasers and placement agent in June 2013 and September 2014, and the warrants issued to investors in May 2015, do not have fixed settlement provisions because their exercise prices will be lowered if the Company issues securities at lower prices in the future or have other variable provisions.  The Company was required to include the reset provisions in order to protect the holders of the warrants from the potential dilution associated with future financings, and a fundamental transaction provision, which require a revaluation of the liabilities. In accordance with the FASB authoritative guidance, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

As of March 31, 2015, at applicable date of issuance and December 31, 2015, the derivative liabilities were valued using a probability weighted average Black-Scholes-Merton pricing model with the following assumptions:

Warrants:

	March 31, 2015	Upon Issuance	December 31, 2015
Exercise Price	$0.34 - 0.45	$0.35 - 0.45	$0.30 - 0.45
Stock Price	$0.38	$0.29	$0.03
Risk-free interest rate	0.41 - 1.25%	0.17 - 1.59%	0.14 - 1.61%
Expected volatility	76.26%	76.26 - 107.51%	111.26%
Expected life (in years)	2.5 - 4.5 years	0.75 - 5.0 years	0.1 - 4.4 years
Expected dividend yield	0	0	0

Fair Value:	$1,406,596	$1,694,651	$217,695

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration dates of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

As of March 31, 2015, the Company’s derivative liabilities had a balance of $1,406,596.  In May 2015, we recognized additional derivative liabilities of $1,694,651 related to the warrants issued in conjunction with the sale of the Company’s common stock (described in Note 4).  For the nine months ended December 31, 2015, the Company recorded a reduction in fair value of the derivative liability of $2,883,552. As of December 31, 2015, the aggregate fair value of the derivative liabilities was $217,695.

4. EQUITY

Equity Financing

In May 2015, the Company entered into a Securities Purchase Agreement with seven purchasers for the sale of an of aggregate of 5,000,002 shares of the Company’s common stock (collectively, the “Shares”), and warrants to purchase an aggregate of 12,500,005 shares of the Company’s common stock for total gross proceeds of $1,500,000, or a sales price of $0.30 per share (the “Offering”).  The Offering closed on May 11, 2015.  The Company incurred $208,426 direct costs, fees and expenses in connection with the Offering, resulting in net cash proceeds to the Company of $1,291,574.  The warrants to purchase an aggregate of 12,500,005 issued to the purchasers in the Offering were issued in three tranches: Series A Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, with exercise price of $0.45 per share, and a term of 5 years; Series B Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, with exercise price of $0.35 per share, and a term of 9 months; and Series C Warrants to purchase up to an aggregate of 2,500,001 shares of the Company’s common stock, with exercise price of $0.40 per share, and a term of 1 year; all of which are exercisable immediately  (the Series A Warrants, the Series B Warrants and the Series C Warrants, collectively, the “Warrants”).   The Company also issued warrants to purchase up to 400,000 shares of the Company’s common stock (the “Placement Agent Warrants”) to H.C. Wainwright & Co., LLC as placement agent to the Offering. The Placement Agent Warrants have an exercise price of  $0.375 per share, a term of 5 years, and are exercisable immediately.

The exercise price of the Series A Warrants granted to the purchasers of the Offering includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants, provided that the exercise price shall not be reduced to less than $0.20 per share.   Additionally, all of the Warrants granted to the purchasers of the Offering and the Placement Agent Warrants are subject to provision for certain fundamental transactions.   The Company considered the current FASB

guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” and determined that the exercise prices of the Warrants and the Placement Agent Warrants were not fixed amounts because they are subject to fluctuation based on the occurrence of future offerings or events, and certain fundamental transactions. As a result, the Company determined that the Warrants and the Placement Agent Warrants are not considered indexed to the Company’s own stock and characterized the initial fair value of these warrants as derivative liabilities upon issuance. The Company determined the aggregate initial fair value of the Warrants and the Placement Agent Warrants in the Offering to be $1,694,651 at issuance valued using a probability weighted average Black-Scholes-Merton pricing model. For financial statement purposes, the amount of the derivative liability created from the issuance of the Warrants and the Placement Agent Warrants of $1,694,651 has been offset to the net cash proceeds received of $1,291,574, resulting in a net reduction of additional paid-in capital of $408,077 from the sale of the Shares of common stock and Warrants.

Common stock issued to employees for services with vesting terms

In prior years, the Company has issued shares of common stock to employees and directors that vest over time. These shares of common stock were valued based upon the market price of the Company’s common stock at the dates of grant and determined the aggregate fair values to be of approximately $698,000.    The allocable portion of the aggregate fair values of these shares of common stock that vested during the nine months ended December 31, 2015 and 2014 amounted to $152,701 and $222,603, respectively, and were recognized as expense in the accompanying statements of operations during the periods then ended.  As of December 31, 2015, approximately $104,000 of these awards remains unvested and will be amortized as compensation costs in future years.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board.  In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The following table summarizes restricted common stock activity:

Number of Shares
Non-vested shares, March 31, 2015	2,383,333
Granted	-
Vested	(358,334)
Forfeited	(300,000)
Non-vested shares, December 31, 2015	1,724,999

Common stock issued to consultants for services

In May 2015, pursuant to the terms of certain consulting agreement, the Company issued an aggregate of 325,000 shares of the Company’s common stock to two consultants as payment for services and recorded an expense of $115,000 based on the fair value of the Company’s common stock at the issuance dates. In July 2015, we issued a total of 310,000 shares of our common stock to two consultants in exchange for services and recorded an expense of $61,000.  These shares were issued outside of the 2012 Stock Incentive Plan.

In October and November 2015, pursuant to the terms of a  certain consulting agreement, the Company issued an aggregate of 513,157 shares of the Company’s common stock to a consultant as payment for services valued at $100,000.    These shares were issued outside of the 2012 Stock Incentive Plan

5. STOCK OPTIONS

Pursuant to the terms of the 2012 Stock Incentive Plan, the exercise price for all equity awards issued under the 2012 Stock Incentive Plan is based on the market price per share of the Company’s common stock on the date of grant of the applicable award.

A summary of the Company’s stock option activity for the nine months ended December 31, 2015 is presented below:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2015	6,325,000	$0.33
Granted	2,675,000	0.21
Exercised	-	-
Cancelled	(8,333)	0.42
Balance outstanding at December 31, 2015	8,991,667	$0.29
Balance exercisable at December 31, 2015	6,558,336	$0.25

At December 31, 2015, options to purchase common shares were outstanding as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price

Options Outstanding, December 31, 2015	1,300,000	$0.10	$1.00
	2,875,000	$0.20 - 0.27	$0.20 - 0.27
	2,200,000	$0.31 - 0.38	$0.31 - 0.38
	2,016,667	$0.40 - 0.47	$0.40 - 0.47
	600,000	$0.51	$0.51
	8,991,667

Options Exercisable, December 31, 2015	1,300,000	$0.10	$1.00
	1,237,500	$0.20 - 0.27	$0.20 - 0.27
	1,566,668	$0.31 - 0.38	$0.31 - 0.38
	1,854,168	$0.40 - 0.47	$0.40 - 0.47
	600,000	$0.51	$0.51
	6,558,336

During the nine months ended December 31, 2015, the Company granted to employees options to purchase an aggregate of 1,375,000 shares of the Company’s common stock that expire ten years from the date of grant and have vesting periods ranging from 0 months to 36 months. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 76.26%, (ii) discount rate of 2.19%, (iii) zero expected dividend yield, and (iv) expected life of 5 years, which is the average of the term of the options and their vesting periods. The total fair value of the option grants to employees at their grant dates was approximately $233,000.

During the nine months ended December 31, 2015, the Company also granted to four consultants options to purchase an aggregate of 1,300,000 shares of the Company’s common stock that expire three years from date of grant and vested upon grant. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 111.26%, (ii) discount rate of 1.01%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The total fair value of the option grants to the consultants at their grant dates was approximately $127,000.

During the nine months ended December 31, 2015 and 2014, we expensed total stock-based compensation related to vesting stock options of $186,447 and $177,271, respectively, and the remaining unamortized cost of the outstanding stock options at December 31, 2015 was approximately $355,000. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense that will be recorded.

The intrinsic values of all outstanding and exercisable stock options at December 31, 2015 were $0 and $0, respectively, and $441,000 and $419,500, respectively, at December 31, 2014.

6. WARRANTS

At December 31, 2015, warrants to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2015	12,127,129	$0.41
Granted	12,900,005	0.34
Exercised	-	-
Cancelled	-	$-
Balance outstanding and exercisable at December 31, 2015	25,027,134	$0.32

Warrants issued in equity financing

In May 2015, the Company granted 5,000,002 Series A warrants, 5,000,002 Series B warrants and 2,500,001 Series C warrants in connection with an offering of the Company’s common stock for cash. Each Series A Warrant has an exercise price of $0.45 per share, was immediately exercisable, and expires on the five year anniversary of the date of issuance.  Each Series B Warrant has an exercise price of $0.35 per share, was immediately exercisable, and will expire on the nine month anniversary of the date of issuance.  Each Series C Warrant has an exercise price of $0.40 per share, was immediately exercisable, and will expire on the one year anniversary of the date of issuance.  The Company also issued Placement Agent Warrants to purchase up to 400,000 shares of the Company’s common stock to H.C. Wainwright.  The Placement Agent Warrants have an exercise price of  $0.375 per share, a term of 5 years, and are exercisable immediately.

The exercise price of the Series A Warrants granted to the purchasers of the Offering includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants, provided that the exercise price shall not be reduced to less than $0.20 per share.   Additionally, all of the Warrants granted to the purchasers of the Offering and to the placement agent are subject to provision for certain fundamental transactions.  In consideration of applicable guidance, the Company has determined that none of the warrants are considered indexed to the Company’s own stock, since the exercise prices of the warrants are subject to fluctuation based on the occurrence of future offerings or events and are not a fixed amount, and therefore characterizes the fair value of these warrants as derivative liabilities (See Note 3).

Warrants issued to employees

On August 25, 2014, we entered into employment agreements with two new employees, pursuant to which, these employees became entitled to receive warrants to purchase an aggregate of 4,400,000 shares of the Company’s common stock as discussed in Note 8. These warrants have an exercise price of $0.30, and a term of ten years from issue date. Vesting terms of these warrants are as follows: (i) warrants to purchase 800,000 shares of common stock vested immediately at their grant date with a fair value of $201,680, which was recorded as an expense during the year ended March 31, 2015, (ii) warrants to purchase 2,000,000 shares of common stock have vesting terms ranging from one year to three years with a fair value of $504,204 upon grant date, which is being amortized over their vesting terms, of which $147,059 were recorded as an expense during the nine months ended December 31, 2015, and (iii) warrants to purchase 1,600,000 shares of common stock vest upon achievement of certain milestones under the distribution agreement (See Note 8). The remaining unamortized  cost of the outstanding warrants at December 31, 2015 was approximately $126,000.

The aggregate intrinsic value of all of the outstanding and exercisable warrants at December 31, 2015 and 2014 was approximately $0 and $104,000, respectively.

7. RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Related party lease obligations

On April 23, 2012, the Company entered into a lease agreement (the “Carlson Lease”) with One World Ranches, LLC (“One World Ranches”), which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California. The Carlson Lease began on May 1, 2012 and expires on May 1, 2017, and the Company’s rent payments thereunder are $2,300 per month. The Company has paid $1,500 as a refundable security deposit under the Carlson Lease.

On August 18, 2012, the Company entered into a lease agreement (the “Sacramento Lease”) with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company has agreed to lease an apartment located at 33-800 Clark Avenue, Yuba City, California. The Company uses this apartment as an alternative to renting hotel rooms for management use since several of our managers are not resident in Yuba City. The month to month lease began on August 20, 2012 and the Company’s rent payment is $1,000 per month. On August 22, 2012, the Company paid $1,000 as a refundable security deposit under the Sacramento Lease.

Aggregate payments under the above leases for the nine months ended December 31, 2015 and 2014 were $24,700 and $40,850, respectively.

8. DISTRIBUTION AND LICENSE AGREEMENTS

On August 25, 2014, as amended on August 12, 2015, we entered into a distribution agreement with Qualipride International (“Qualipride”), a stevia supplier located and organized in the People’s Republic of China, under which we became the exclusive worldwide distributor of Qualipride’s stevia products and acquired Qualipride’s customer list. Pursuant to the distribution agreement, Qualipride will supply products to the Company at its cost, plus up to 2% for handling costs and up to a 5% sales commission. We are obligated to hire and train sales personnel or appoint representatives to introduce, promote, market and sell Qualipride’s products worldwide. In addition, we must file a “generally recognized as safe” notice with the U.S. Food and Drug Administration for one or more of Qualipride’s stevia products prior to August 14, 2016.  The Company will account for such costs as such sales are made, or such other direct costs are incurred.

Concurrently, we also entered into a license agreement with Qualipride, Mr. Dong Yuejin and Mr. Guo Yuxiao, in which we obtained an exclusive license outside China to use Qualipride’s proprietary methods and designs for stevia extraction and purification facilities. Pursuant to the license agreement, as amended on August 12, 2015, we must obtain financing of at least $2.55 million prior to August 14, 2016 or the license granted to us will terminate, which funds we intend would be used to build a stevia extraction and purification facility in California. The license agreement also requires us to make payments to Qualipride of up to $700,000 upon securing required financing and achievement of certain other milestones, in addition to royalty payments of between $1.00 and $2.00 for each kilogram of certain specified stevia extracts produced at a California stevia production facility that is designed using the methods subject to the license grant. The Company will account for the costs of such license and obligation once such financing has been received.  During the nine months ended December 31, 2015, the Company did not receive any financing pursuant to the terms of the license agreement.

Concurrently with such arrangements, we also entered into employment agreements with Mr. Dong and Mr. Guo.  Under the employment agreements, in addition to their base salaries, Mr. Dong and Mr. Guo are entitled to receive an aggregate of 2,400,000 restricted shares of our common stock and warrants to purchase up to an aggregate of 4,400,000 shares of our common stock.  An aggregate of 400,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 800,000 shares of our common stock vested immediately upon issuance with an aggregate fair value of $321,680, which was recorded as an expense during the year ended March 31, 2015.  An aggregate of 1,000,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 2,000,000 shares of our common stock have vesting terms ranging from one to three years (see Note 4 for a discussion of the vesting of the common stock and Note 6 for a discussion of the vesting of the warrants). An aggregate of 1,000,000 shares of our restricted common stock will be issued and warrants to purchase up to an aggregate of 1,600,000 shares of our common stock will vest once we achieve certain milestones, including reaching more than $5 million in annual revenue and the planned California stevia extraction and purification facility becoming operational and meeting certain technical performance specifications. The Company will account for the costs of the 1,000,000 shares of common stock and warrants to purchase up to an aggregate of 1,600,000 shares of common stock, at the time their issuance becomes probable.

9. SUBSEQUENT EVENTS

In January 2016, we issued options to purchase 100,000 shares of our common stock to a consultant with a fair value of $3,400 which will be amortized over 22 months as the options vest.  These options have an exercise price of $0.15 per share and expire ten years form the date of issuance.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used in this discussion and analysis and elsewhere in this Quarterly Report, the “Company”, “we”, “us” or “our” refer to Stevia First Corp., a Nevada corporation.

Cautionary Statement

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Unaudited Condensed Financial Statements and the related notes thereto contained in Part I, Item 1 of this Quarterly Report. The information contained in this Quarterly Report on Form 10-Q is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this Quarterly Report and in our other reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed on June 25, 2015, and the related audited financial statements and notes included therein.

Certain statements made in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: general economic and financial market conditions; our ability to obtain additional financing as necessary; our ability to continue operating as a going concern; any adverse occurrence with respect to our business or; results of our research and development activities that are less positive than we expect ; our ability to bring our intended products to market; market demand for our intended products; shifts in industry capacity; product development or other initiatives by our competitors; fluctuations in the availability of raw materials and costs associated with growing raw materials for our intended products; poor growing conditions for the stevia plant; other factors beyond our control; and the other risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on June 25, 2015.

Although we believe that the expectations and assumptions reflected in the forward-looking statements we make are reasonable, we cannot guarantee future results, levels of activity or performance. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed by any forward-looking statements. As a result, readers should not place undue reliance on any of the forward-looking statements we make in this report. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 under the name Legend Mining Inc. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven for one forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares of common stock increased from 7,350,000 to 51,450,000. In February 2012, we substantially changed our management team, added other key personnel, and began leasing laboratory and office space and land in California and since then we have been pursuing our new business as an agricultural biotechnology company engaged primarily in developing novel methods and technologies for industrial production of stevia, along with discovery and development of additional food and nutritional products.

Plan of Operations

Business Overview

The 21st century to date has seen a focus on health and sustainability and related trends, including efforts to reduce sugar consumption and to stem our global epidemics of diabetes and obesity. At the same time, new technologies that combine software with the life sciences, often through biotechnology, are becoming more widely available and accessible to physicians, researchers, and consumers. Through our focus on harnessing these new technologies and tools, and applying them to key challenges within the food, nutrition, and healthcare industries, we believe we have the potential to build a growing business and to develop innovative nutritional and pharmaceutical products.

We are a company that currently devotes most of our resources to research and development of new products and technologies, and today we primarily seek to market stevia products and research products, while also seeking to commercialize our core technologies through joint ventures or strategic partnerships with companies in the food, nutrition, and healthcare industries.  During the nine months ended December 31, 2015, we generated $194,430 in revenues from our business operations, although we do not expect to generate significant amounts of cash from our operations in the immediate future. We had an accumulated deficit as of December 31, 2015 of $83,886. As described in more detail elsewhere in this quarterly report, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. In their report on our annual financial statements for the fiscal year ended March 31, 2015, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern, which means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital or generate sufficient cash from our operations.

In order to capitalize on the research and development efforts described above, we intend to build commercial operations that provide us with the ability to sell food, nutrition, and pharmaceutical products and related services, or to enter into licensing arrangements, strategic partnerships, and/or joint ventures to achieve increased sales and revenue.  Our primary commercialization efforts today are directed at licensing or joint ventures of our stevia processing technologies, and we are currently pursuing development and commercialization of additional products, including ones with pharmaceutical applications.  We also currently market and sell research products in operations that began in 2014 and include the assets purchased from Percipio Biosciences, Inc. (“Percipio”).

Our long-term business goals include developing, building, or maintaining the following commercial operations in order to capitalize upon our research and development activities, our proprietary technologies related to production of stevia and other products, and our technologies that may be useful for additional applications within the food, nutrition, and pharmaceutical industries:

•	A sales and distribution business, either operated directly or through a joint venture, which focuses on sales of stevia and related products;

•

A bioprocessing facility, with the necessary equipment and personnel to enable industrial enzyme production as well as bioprocessing of stevia and other products, including ones relevant to the pharmaceutical industry; and

•	A research products business, which manufactures and sells research products and operates a global distribution network for such research products.

In furtherance of these long-term business goals, we expect to focus on the following activities during calendar year 2016:

•

Conducting additional research and development activities to advance our proprietary bioprocessing technologies, and to explore use of these technologies for stevia production and for additional applications within the food, nutrition, and pharmaceutical industries;

•

Obtaining necessary approvals from the U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities in order to market products derived from our proprietary enzyme enhancement process;

•	Building new sales channels and marketing capabilities, either internally or through partners, in order to help us fully leverage and capitalize upon our current product offerings; and

•

Evaluating new business development opportunities and new strategic directions for the company, including further development of cannabinoid glycoside prodrugs as pharmaceutical products, as well as opportunities to in-license new technologies and/or form strategic partnerships with third parties in order to fund our operations or increase our capabilities.

Our Operations

Our present research and development operations are focused on harnessing breakthrough technologies in order to develop new intellectual property and to gain regulatory approvals related to innovative food, nutritional, and pharmaceutical products.  Our commercial operations seek to market these products and technologies, either directly to end customers or through strategic partnerships or joint ventures.  The below descriptions of our planned operations include expected expenditures for various activities, some of which may depend on our ability to obtain additional funding, if available, and all of which are estimates based on current expectations and assumptions and could prove to be wrong. See “Liquidity and Capital Resources” below.

Research and Development Operations

We currently employ three Ph.D.-level scientists who conduct and manage our internal research and development activities and staff, and we have retained seven additional scientists and engineers who act as consultants and perform research and development work independently through their own laboratory facilities and offices. Internal research and development work is primarily conducted at our headquarters in Yuba City, California, which contains more than 3,000 square feet of research and development space. These facilities include a laboratory, greenhouse, workshop, a food-grade pilot production facility, and a diverse array of equipment especially geared towards enzyme production and bioprocessing.

During the next 12 months, we are planning for total research and development expenditures of $250,000 or more. These activities include scale-up and process optimization of our proprietary enzyme enhancement process for stevia and other products.  We believe that our long-term commercial success and profit potential depends in large part on our ability to develop, advance and apply these technologies to enable production of novel and proprietary products, to do this more quickly and efficiently than our competitors, and also on our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio.

In June 2015, the Company filed a U.S. patent application titled “Method for Production and Recycling of UDPG”, which describes methods for recycling and economical production of a key cofactor necessary for biotransformation of products through glycosylation.  In July 2015, the Company filed a U.S. patent application, titled “Combined Process for Clarification and Purification of Sugar and Stevia Leaf Extract”, which describes methods to enable combined processing of sugarcane and stevia leaf.

In September and October 2015, the Company filed two U.S. patent applications, titled “Cannabinoid Glycoside Prodrugs and Methods of Synthesis”, including an initial filing and an expanded filing.  These patent applications describe more than 30 cannabinoid glycoside prodrugs, which are designed to overcome the deficiencies of existing cannabinoid pharmaceuticals.  The patent filings include, but are not limited to, prodrugs of delta-9-tetrahydrocannabinol, the primary psychoactive component of medical marijuana, as well as the non-psychotropic compounds cannabidiol and cannabidivarin.

The Company’s internally developed patents now include provisional and non-provisional patent applications filed in the United States in 2013, 2014, and 2015 covering novel compositions of matter for cannabinoid prodrugs, methods for biosynthesis and medical applications of cannabinoid prodrugs, biosynthesis methods for steviol glycosides, methods for biosynthesis through glycosylation, and methods for combined processing of sugarcane and stevia leaf extract.  If successful in prosecuting the patent claims, the Company would obtain patent protection through 2035, which may also be extended through patent term adjustments.

Stevia Commercialization Arrangements with Qualipride

In September 2014, we entered into definitive agreements with Qualipride International (“Qualipride”), a stevia supplier based in China with access to annual stevia supply greater than 1,000 metric tons, in order to accelerate the commercialization of our stevia products and technologies, and to provide a reliable and low-cost supply of stevia feedstock to use within industrial enzyme enhancement operations.  We entered into a definitive distribution agreement that is intended to result in our Company substantially taking over Qualipride’s stevia sales and distribution business, and entered into a definitive license agreement that provides us an exclusive license outside China to use their proprietary facility designs for stevia extraction and purification, and initiated plans for the construction of the first dedicated stevia processing facility in California. Most Qualipride sales are currently domestic sales within China, and we have been focused on the expansion of Qualipride’s customer base, primarily in North America through discussions with major multinational beverage companies.  Pursuant to the distribution agreement, we must file for a GRAS designation for one or more of Qualipride’s stevia products prior to August 14, 2016.  Pursuant to the licensing agreement, we must be financed with at least $2.55 million prior to August 14, 2016 in order to retain rights to the proprietary stevia processing facility designs. These funds would be used primarily to finance equipment for the facility’s construction and we expect to obtain such funds primarily through debt financing, which would be pursued if the Company receives signed commitments from major stevia customers such as beverage companies indicating that they will purchase output from a proposed California stevia leaf processing facility.

Commercial Operations

Our present business operations are primarily directed at achieving sales of our existing products, seeking joint ventures to further commercialize our technologies, and evaluating new strategic directions for the Company.  In 2014, we initiated a research products business, which we own and operate, and that provides a sales channel for certain research products and tools that we have developed.  We initiated these commercial operations in May 2014 upon acquiring certain product assets, customer relationships, and rights to molecular biology research products.

We are currently optimizing a proprietary enzyme enhancement process for stevia and other products, and will likely need to achieve additional operational milestones in order to realize sales from this process, including demonstrating implementation of the process at industrial scale, additional process optimization results, and obtaining necessary regulatory approvals for products derived from the process.  We currently estimate that completion of these milestones and initial commercialization of stevia extract using enzyme enhancement processes would require approximately $100,000 of additional investment if we commercialize the product through a contract manufacturer or strategic partner.  We currently estimate that regulatory approval of this product will be obtained in 2016.   In addition, we are planning construction of additional facilities in California, which could be used for leaf extraction as well as to implement our proprietary bioprocessing methods for production of stevia and other products.  We have not yet finalized a site design for these facilities, and we currently estimate finalized design and construction for an industrial stevia processing facility that contains bioprocessing equipment will cost $4,000,000 or more and span 10-14 months. We do not intend to pursue construction plans unless we are able to obtain advance purchase commitments from stevia buyers including multinational beverage companies where they agree to purchase output from the proposed California facility.

As of February 12, 2016, we had seven full-time employees and one part-time employee. Total expenditures over the 12 months following December 31, 2015, are expected to be approximately $2,000,000. We expect to have sufficient funds to operate our business for at least the 3 months after December 31, 2015. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot immediately raise the money that we need in order to continue operating and/or advance our business, we will be forced to delay, scale back or eliminate key operations. If any of these were to occur, there is a substantial risk that our business would fail. Please see the additional discussion under “Liquidity and Capital Resources” below.

Results of Operations

Three Months Ended December 31, 2015 and December 31, 2014

Our net loss during the three months ended December 31, 2015 was $83,636 compared to a net loss of $1,142,081 for the three months ended December 31, 2014. During the three months ended December 31, 2015, we generated $80,818 in revenue and $50,147 in gross profit, compared to $59,641 in revenue and $39,407 in gross profit for the 2014 period. We expect such sales to continue at approximately this rate.

During the three months ended December 31, 2015, we incurred general and administrative expenses in the aggregate amount of $535,389 compared to $655,950 incurred during the three months ended December 31, 2014 (a decrease of $120,561). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. The majority of the decrease in general and administrative costs in the period relates to professional fees which decreased to $166,677 during the three months ended December 31, 2015 from $297,135 during the three months ended December 31, 2014 (a decrease of $130,458) off set by stock-based compensation costs which increased to $109,012 in the period ending December 31, 2015, as compared to $93,619 in the period ending December 31, 2014 (an increase of $15,393).

In addition, during the three months ended December 31, 2015, we incurred research and development costs of $161,144, compared to $365,850 during the three months ended December 31, 2014 (a decrease of $204,706).

During the three months ended December  31, 2015, we incurred related party rent and other costs totaling $7,900 compared to $9,900 incurred during the three months ended December 31, 2014 (a decrease of $2,000).

This resulted in a loss from operations of $654,286 during the three months ended December 31, 2015 compared to a loss from operations of $992,293 during the three months ended December 31, 2014.

During the three months ended December 31, 2015, we recorded total net other income (expenses) in the amount of $570,650, compared to total net other income (expenses) recorded during the three months ended December 31, 2014 in the amount of $(149,788). During the three months ended December 31, 2015, we recorded a gain related to the change in fair value of derivatives of $570,797, compared to a loss of $149,686 during the 2014 quarter. This resulted in net loss of $83,636 during the three months ended December 31, 2015 compared to a net loss of $1,142,081 during the three months ended December 31, 2014.

The net loss during the three months ended December 31, 2015 compared to the net loss for the three months ended December 31, 2014 is attributable primarily to a lower operating expenses overall as well as the gain related to the change in the fair value of derivatives in the 2015 period.

Nine Months Ended December 31, 2015 and December 31, 2014

Our net income during the nine months ended December  31, 2015 was $636,284 compared to a net loss of $3,205,627 for the nine months ended December 31, 2014. During the nine months ended December 31, 2015, we generated $194,430 in revenue and $98,527 in gross profit from sales of certain research products compared to $187,777 in revenue and $133,562 in gross profit for the 2014 period. We expect such sales to continue at approximately this rate.

During the nine months ended December 31, 2015, we incurred general and administrative expenses in the aggregate amount of $1,833,930 compared to $2,155,676 incurred during the nine months ended December 31, 2014 (a decrease of $321,746). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, costs of financial and administrative contracted services, marketing and consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development.  The general and administrative expenses included stock-based compensation of $396,776 during the nine months ended December 31, 2015, as compared to stock-based compensation of $652,304 during the nine months ended December 31, 2014 (a decrease of $255,528). We also incurred consulting and professional fees totaling $692,746 during the nine months ended December 31, 2014, compared to $539,852 during the nine months ended December 31, 2015, a decrease of $152,894.

During the nine months ended December 31, 2015, we incurred research and development costs of $487,802 relating to research and development of our products, compared to research and development costs of $819,493 during the nine months ended December 31, 2014 (a decrease of $331,691). The decrease resulted primarily from changes in our research and development activities, including equipment costs, which previously included costs related to prototype development.

During the nine months ended December 31, 2015, we incurred related party rent and other costs totaling $23,700 compared to $40,117 incurred during the nine months ended December 31, 2014 (a decrease of $16,417). This decrease resulted from the expiration of one of our related party leases in May 2015.

This resulted in a loss from operations of $2,246,905 during the nine months ended December 31, 2015 compared to a loss from operations of $2,881,724 during the nine months ended December 31, 2014.

During the nine months ended December 31, 2015, we recorded total other income in the amount of $2,883,189, compared to total other expenses recorded during the nine months ended December 30, 2014 in the amount of $323,903.  During the nine months ended December 31, 2015, we recorded a gain related to the change in fair value of derivative liabilities of $2,883,552, compared to a gain of $642,678 during the nine months ended December 31, 2014 (an increase of $2,240,874). Also during the nine months ended December 31, 2014, we incurred expenses to induce the exercise of certain warrants of $961,767. We incurred interest expense of $363 during the nine months ended December 31, 2015 compared to interest expense of $4,814 incurred during the nine months ended December 31, 2014 (a decrease of $4,451).

Liquidity and Capital Resources

As of December 31, 2015, we had total current assets of $295,234, which was comprised mainly of cash of $208,078. Our total current liabilities as of December 31, 2015 were $379,120 and consisted of accounts payable and accrued liabilities of $161,425 and derivative liability of $217,695. The derivative liability is a non-cash item related to our outstanding warrants as described in Note 3 to our financial statements included in this report. As a result, on December 31, 2015, we had working capital of $(83,886).

We have not yet received significant revenues from sales of products or services, and have recurring losses from operations. We have incurred losses since inception resulting in an accumulated deficit of $11,738,950 as at December 31, 2015, and further losses are anticipated in the development of our business. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements included in this report have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements included in this report do not include any adjustments relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and capital expenses as noted above, in their report on our annual financial statements for the year ended March 31, 2015, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. We estimate that we will have sufficient funds to operate the business for the 3 months after December 31, 2015. We will require additional financing to fund our planned long-term operations, including our commitment under our distribution and license agreements with Qualipride. Accordingly, if we do not receive an additional financing soon, we will have to discontinue key operations in the near future.

We do not have any firm commitments for future capital. Significant additional financing will be required to fund our planned operations in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, revenue to fund our business from our operations, and will need to obtain significant funding from external sources. We may seek to raise such funding from a variety of sources. If we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, we may not be able to obtain additional financing from any of these sources on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate key operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the nine months ended December 31, 2015, net cash used in operating activities was $1,473,226 compared to net cash used in operating activities of $1,837,920 for the nine months ended December 31, 2014.  Net cash used in operating activities during the nine months ended December 31, 2015 consisted primarily of net income of $636,284 and change in fair value of derivative liability of $2,883,552, offset by $186,447 related to stock-based compensation for vested stock options and $147,059 for stock-based compensation for vested warrants granted to employees.  Net cash used in operating activities during the nine months ended December 31, 2014 consisted primarily of a net loss of $3,205,627, a change in fair value of derivative liability of $642,678, offset by costs to induce the exercise of warrants of $961,767 and $355,742 for stock-based compensation for vested warrants granted to employees.

Net Cash Used in Investing Activities

During the nine months ended December  31, 2014 net cash used in investing activities was $10,505, attributable to net cash acquired under the Percipio acquisition. During the nine months ended December 1 2015, no net cash was used in or provided by investing activities.

Net Cash Provided By Financing Activities

During the nine months ended December  31, 2015, net cash provided by financing activities was $1,291,574 compared to net cash provided by financing activities of $1,475,489 for the nine months ended December  31, 2014. Net cash provided by financing activities during the nine months ended December  31, 2015 was attributable to the sale of common stock and warrants. Net cash provided by financing activities during the nine months ended December  31, 2014 was attributable to the proceeds received on the exercise of warrants.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes included in this report have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from the estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements included in this report:

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumption by management include, among others, the fair value of shares issued for services, the fair value of options and warrants, and assumptions used in the valuation of our outstanding derivative liabilities.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the Financial Accounting Standards Board (FASB”) Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the December 31, 2015 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

In November 2014, the FASB issued Accounting Standards Update No. 2014-16 (ASU 2014-16), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in this ASU do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  The ASU applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted. We are currently evaluating the impact of adopting ASU 2014-16 on our results of operations or financial condition.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (“ASU 2014-15”),  Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern , which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. We are currently evaluating the impact of adopting ASU 2014-15 on our results of operations or financial condition.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers . ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principles-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

Other recent accounting pronouncements issued by FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive and financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this report. Based on this evaluation, our principal executive and financial officer concluded that as of December  31, 2015, these disclosure controls and procedures were not effective to ensure that the information required to be disclosed by our Company in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”), including that such information is accumulated and communicated to our management, including our principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosures . The conclusion that our disclosure controls and procedures were not effective was due to the presence of material weaknesses in our internal control over financial reporting, as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as previously disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. In light of the material weaknesses identified by management, we performed additional analyses and procedures in order to conclude that our condensed financial statements for the interim period ended December 31, 2015 are fairly presented, in all material respects, in accordance with GAAP.

Description of Material Weaknesses and Management’s Remediation Initiatives

As of the date of this report, our remediation efforts continue related to each of the material weaknesses that we have identified in our internal control over financial reporting and additional time and resources will be required in order to fully address these material weaknesses. We have not been able to complete all actions necessary and test the remediated controls in a manner that would enable us to conclude that such controls are effective. We are committed to implementing the necessary controls to remediate the material weaknesses described below, as and when resources permit. These material weaknesses will not be considered remediated until (1) the new processes are designed, appropriately controlled and implemented for a sufficient period of time and (2) we have sufficient evidence that the new processes and related controls are operating effectively. The following is a list of the material weaknesses identified by management as of December  31, 2015:

(1) Insufficient segregation of duties in our finance and accounting functions due to limited personnel. During the three months ended December  31, 2015, we internally performed all aspects of our financial reporting process, including, but not limited to, access to the underlying accounting records and systems, the ability to post and record journal entries and responsibility for the preparation of the financial statements. Due to the fact that these duties were often performed by the same person, there was a lack of review over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. This could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

(2) Insufficient corporate governance policies. The Company does not have a majority of independent members on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

Changes in Internal Control over Financial Reporting

We are currently considering adding additional independent members to our board of directors and adding accounting personnel to our staff in connection with the ongoing efforts to remediate the material weaknesses described above, but no specific progress has been made on these goals or other remediation efforts during the six months ended December  31, 2015. As a result , there were no changes in our internal control over financial reporting during the nine months ended December  31, 2015, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Internal Control

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. In addition, projections of any evaluation of effectiveness to future periods are subject to risks that controls that are effective at one date may subsequently become inadequate because of changes in conditions or because the degree of compliance with the policies or procedures may deteriorate.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently a party to and our properties are not currently the subject of any material pending legal proceedings the adverse outcome of which, individually or in the aggregate, would be expected to have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors

Please refer to the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on June 25, 2015.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

In October and November 2015, the Company issued an aggregate of 513,157 shares of our common stock pursuant to the terms of a certain consulting agreement for services valued at $100,000.  These shares were not registered under the Securities Act of 1933 (the “Securities Act”), and such securities were issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act in reliance on the following facts: the consultant represented that it is an accredited investor as defined in the rules and regulations under the Securities Act and that it was acquiring the shares of our common stock for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, and the shares were issued as restricted securities.  We are under no obligation to register the resale of such shares and do not expect to do so.  Such shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state security laws.

Item 6. Exhibits

Exhibit Number	Description of Exhibit
31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*
32.1

Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Schema Document *
101.CAL	XBRL Taxonomy Extension Calculation Linkbase *
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *
101.LAB	XBRL Taxonomy Extension Label Linkbase Document *
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

___________

* Filed herewith.

† Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEVIA FIRST CORP.

By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Date:	February 16, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*
32.1

Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002†

101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Schema Document *
101.CAL	XBRL Taxonomy Extension Calculation Linkbase *
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *
101.LAB	XBRL Taxonomy Extension Label Linkbase Document *
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

___________

* Filed herewith.

† Furnished herewith.

Exhibit 31.1

CERTIFICATION

I, Robert Brooke , certify that:

1.	I have reviewed this report on Form 10-Q/A for the quarterly period ended December 31, 2015 of Stevia First Corp.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 16, 2016

/s/ Robert Brooke
By:	Robert Brooke
Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Robert Brooke, the Chief Executive Officer of Stevia First Corp. (the “Company”), hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, the Quarterly Report on Form 10-Q/A for the period ended September 30, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Quarterly Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

Date: February 16, 2016

This certification accompanies this Quarterly Report on Form 10-Q/A pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.